Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROADCOM INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2617337
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1320 Ridder Park Drive

San Jose, California 95131

(Address of Principal Executive Offices including Zip Code)

Broadcom Corporation 2012 Stock Incentive Plan

(Full title of the plans)

Mark Brazeal

Rebecca Boyden

c/o Broadcom Inc.

1320 Ridder Park Drive

San Jose, California 95131

(408) 433-8000

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Anthony J. Richmond

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.001 per share, of Broadcom Inc., a Delaware corporation:	12,195,965 (2)	$315.20(3)	$3,844,107,189 (3)	$498,966

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also automatically cover any additional shares of common stock of Broadcom Inc. which may become issuable under the Broadcom Corporation 2012 Stock Incentive Plan (the “Broadcom 2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Represents 12,195,965 shares of common stock under the Broadcom 2012 Plan, which will be available for issuance under the Broadcom 2012 Plan on January 2, 2020 due to an automatic annual increase provision in the Broadcom 2012 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on December 13, 2019 of $315.20.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Broadcom Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Registration of Additional Securities

By a registration statement on Form S-8 filed with the SEC on February 2, 2016, File No. 333-209331 (the “February 2016 Registration Statement”), Broadcom Limited, the Registrant’s predecessor, registered an aggregate of 79,306,533 Ordinary Shares issuable under the Broadcom 2012 Plan. In addition, by a registration statement on Form S-8 filed with the SEC on December 23, 2016, File No. 333-215291 (the “December 2016 Registration Statement”), Broadcom Limited registered an additional 2,195,965 Ordinary Shares issuable under the Broadcom 2012 Plan. By a registration statement on Form S-8 filed with the SEC on November 17, 2017, File No. 333-221654 (the “November 2017 Registration Statement”), Broadcom Limited registered an additional 2,195,965 Ordinary Shares issuable under the Broadcom 2012 Plan. The February 2016 Registration Statement, the December 2016 Registration Statement and the November 2017 Registration Statement, each as amended, are referred to as the “Pre-domiciliation Registration Statements”). In connection with the Registrant’s redomiciliation from the Republic of Singapore to Delaware, the Registrant assumed Broadcom Limited’s obligations in connection with awards granted under Broadcom Limited’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of shares of the Registrant’s common stock rather than Ordinary Shares. On April 4, 2018, the Registrant filed post-effective amendments to each of the Pre-domiciliation Registration Statements, pursuant to which the Registrant expressly adopted each of the Pre-domiciliation Registration Statements as its own for purposes of the Securities Act and Exchange Act. The Pre-domiciliation Registration Statements are currently effective. By a registration statement on Form S-8 filed with the SEC on November 5, 2018, File No. 333-228175 (the “November 2018 Registration Statement,” and together with the Pre-domiciliation Registration Statement, the “Prior Registration Statements”), Broadcom Inc. registered an additional 12,195,965 shares of common stock issuable under the Broadcom 2012 Plan.

The Registrant is hereby registering an additional 12,195,965 shares of common stock under the Broadcom 2012 Plan, which will become available for issuance under the Broadcom 2012 Plan on January 2, 2020 due to an automatic annual increase provision in the Broadcom 2012 Plan.

Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference in this Registration Statement on Form S-8 to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	Annual Report of Broadcom Inc. on Form 10-K for the fiscal year ended November 3, 2019, filed with the SEC on December 20, 2019;

(b)

Broadcom Inc.’s Current Reports on Form 8-K filed with the SEC on November 4, 2019 (except with respect to information furnished under Item 7.01 and related exhibit furnished pursuant to Item 9.01) and December 12, 2019 (except with respect to information furnished under Item 2.02 and related exhibit furnished pursuant to Item 9.01); and

(c)

The description of Broadcom Inc.’s common stock which is contained in Exhibit 4.3 to Broadcom Inc.’s Annual Report on Form 10-K filed on December 20, 2019, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

EXHIBIT

4.1	Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to Broadcom Corporation’s Annual Report on Form 10-K (File No. 000-23993) filed on January 29, 2015)

4.2	Amendment to Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.49 to Broadcom Limited’s Annual Report on Form 10-K (File No. 001-37690) filed on December 23, 2016)

4.3	Amendment to Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to Broadcom Inc.’s Current Report on Form 8-K12B (File No. 001-38449) filed on April 4, 2018).

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 20th day of December 2019.

BROADCOM INC.

By:	/s/ Thomas H. Krause, Jr.
Thomas H. Krause, Jr. Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Thomas H. Krause, Jr. and Mark Brazeal, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan	President and Chief Executive Officer and Director	December 20, 2019
Hock E. Tan	(Principal Executive Officer)

/s/ Thomas H. Krause, Jr.	Chief Financial Officer	December 20, 2019
Thomas H. Krause, Jr.	(Principal Financial Officer)

/s/ Kirsten Spears	Corporate Controller	December 20, 2019
Kirsten Spears	(Principal Accounting Officer)

/s/ Diane M. Bryant	Director	December 20, 2019
Diane M. Bryant

/s/ Gayla J. Delly	Director	December 20, 2019
Gayla J. Delly

/s/ Eddy W. Hartenstein	Lead Independent Director	December 20, 2019
Eddy W. Hartenstein

/s/ Check Kian Low	Director	December 20, 2019
Check Kian Low

/s/ Peter J. Marks	Director	December 20, 2019
Peter J. Marks

/s/ Justine F. Page	Director	December 20, 2019
Justine F. Page

/s/ Henry Samueli	Chairman of the Board of Directors	December 20, 2019
Henry Samueli

/s/ Harry L. You	Director	December 20, 2019
Harry L. You